UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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eResearchTechnology, Inc.

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eResearchTechnology, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 28, 2011

The Notice of Annual Meeting, proxy statement, annual report and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25241

To the stockholders of eResearchTechnology, Inc.:

We will hold our annual meeting of stockholders at our executive offices located at 1818 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on April 28, 2011 for the following purposes:

1. To elect two directors to serve terms of three years and until their successors are elected.

2. To ratify the selection by our audit committee of our board of directors of the firm of KPMG LLP as our independent registered public accountants for 2011.

3. To approve an amendment to our Amended and Restated 2003 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.

4. To approve, by advisory vote, our executive compensation.

5. To recommend, by advisory vote, the frequency of stockholder advisory votes on our executive compensation.

6. To transact any other business that may properly come before the meeting or any adjournment, postponement or continuation thereof.

Stockholders of record as of the close of business on March 2, 2011 are entitled to notice of and to vote at the meeting.

We are mailing our 2010 annual report, which is not part of our proxy soliciting material, to stockholders of record together with this notice.

It is important that you vote your shares at our annual meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

By order of the Board of Directors,

JOEL MORGANROTH, MD
Chairman of the Board of Directors

March 9, 2011
Philadelphia, Pennsylvania

eResearchTechnology, Inc.

PROXY STATEMENT

These proxy materials are furnished in connection with solicitation of proxies by the board of directors (the “board of directors” or the “board”) of eResearchTechnology, Inc., a Delaware corporation, for the annual meeting of stockholders to be held at 10:00 A.M. on Thursday, April 28, 2011 at our executive offices located at 1818 Market Street, Philadelphia, Pennsylvania 19103, and any adjournment, postponement or continuation of such meeting. These proxy materials are being mailed to stockholders on or about March 17, 2011. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “ERT” or the “Company” mean eResearchTechnology, Inc.

OUR ANNUAL MEETING

What is the purpose of our annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:

•	the election of two directors;

•	the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2011;

•	to approve an amendment to our Amended and Restated 2003 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder;

•	to approve, by advisory vote, our executive compensation; and

•	to recommend, by advisory vote, the frequency of stockholder advisory votes on our executive compensation.

In addition, our management will report on our performance during 2010 and respond to appropriate questions from stockholders.

What should I do now?

You should first read this proxy statement carefully. After you have decided how you wish to vote your shares, you should complete, properly sign and return the accompanying proxy card to us in the enclosed postage-paid return envelope. The proxies will vote your shares as you direct. If your shares are registered in your name, you may also attend our annual meeting and either deliver your completed proxy in person or vote in person. If your shares are held in “street name” and you wish to vote them at the annual meeting, you will need to obtain a signed proxy from the nominee in whose name your shares are registered.

VOTING

Who is entitled to vote at our annual meeting?

Holders of record of our common stock at the close of business on the record date, March 2, 2011, are entitled to receive notice of and to vote at our annual meeting, and any adjournment, postponement or continuation of our annual meeting. A complete alphabetical list of the record holders of our common stock entitled to vote at our annual meeting will be available for inspection at our principal executive offices during normal business hours for any purpose germane to our annual meeting for a period of ten days prior to the date of our annual meeting. As of the record date, there were 48,970,685 outstanding shares of our common stock.

What are the voting rights of our stockholders?

Each share of common stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the annual meeting.

Who can attend our annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend, or are unable to attend, our annual meeting.

If you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.

What constitutes a quorum?

The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our common stock outstanding on the record date on a particular issue will constitute a quorum for the purpose of considering such matter. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote in person?

If your shares are registered in your name and you attend our annual meeting and wish to vote in person, we will provide you with a ballot before voting commences at our annual meeting.

How do I vote if my shares are held in street name?

If you are not a stockholder of record, but you are a “beneficial owner,” meaning that your shares are registered in a name other than your own, such as a broker’s name, you must either direct the holder of record of your shares as to how you want to vote your shares or obtain a form of proxy from the holder of record that you may then vote.

What if I fail to instruct my broker?

Brokers normally have discretion to vote on routine matters, such as ratification of the appointment of independent registered public accounting firms, but not on non-routine matters. Brokers who are members of the New York Stock Exchange do not have discretionary authority to vote in director elections or on matters relating to executive compensation, which include the proposal to amend our Amended and Restated 2003 Equity Incentive Plan and the advisory votes on our executive compensation and the frequency of future advisory votes on our executive compensation. We encourage you to provide voting instructions to your broker by completing the voting instruction card or proxy that it sends to you.

May I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may change your vote at any time before your proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary. The proxy holders will not vote your proxy if you attend our annual meeting in person and request the revocation of your proxy, although your attendance at our annual meeting will not by itself revoke your proxy.

What are the recommendations of our board of directors?

Unless you provide contrary instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote for the election of our two nominees for director, for the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2011, for approval of the amendment to our Amended and Restated 2003 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder, for approval of our executive compensation plan and to conduct future advisory votes on our executive compensation on an annual basis.

What vote is required?

Election of Directors.  Election of directors will be by plurality of the votes cast. Accordingly, the two candidates who receive the highest number of “For” votes cast by the holders of our common stock will be elected as directors. A properly executed proxy card marked “Withhold Authority” will not be voted with respect to the nominee or nominees so indicated although the votes represented by the proxy card will be counted for the purposes of determining whether a quorum is present. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of directors.

Other Matters.  The proposals to (a) ratify the appointment of KPMG LLP as our independent registered public accountants for 2011 and (b) approve an amendment to our Amended and Restated 2003 Equity Incentive Plan to

increase the number of shares of common stock reserved for issuance thereunder will require the affirmative vote of a majority of the votes that the stockholders present in person or by proxy are entitled to cast on such proposals.

Similarly, the advisory votes to approve our executive compensation and to recommend the frequency of future advisory votes on our executive compensation will also require the affirmative vote of a majority of the votes that the stockholders present in person or by proxy are entitled to cast. Although these advisory votes are not binding upon us, our board of directors will review the outcome of the voting on these proposals and take these results into account in making future decisions with respect to the compensation of our executive officers and the frequency with which we submit that compensation to our stockholders for their approval.

Abstentions and shares held by brokers and nominees as to which we have not received voting instructions from the beneficial owner of, or other person entitled to vote, such shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of outstanding stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present. An abstention or a broker non-vote will therefore have the practical effect of voting against approval of any matter that properly comes before our annual meeting other than the election of directors because each abstention or broker non-vote will not represent a vote for approval of the matter.

Who will pay the costs of soliciting proxies on behalf of our board of directors?

We will pay the entire cost of this proxy solicitation, including preparing and mailing this proxy statement on behalf of our board of directors. In addition, we may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse expenses for doing so. Our directors, officers or regular employees may solicit proxies in person or by telephone, but will not receive additional compensation for doing so.

STOCK OWNERSHIP

The Stock Ownership of Our Principal Stockholders, Directors and Executive Officers

The following table shows the amount and percentage, as of March 2, 2011, of our common stock that is beneficially owned by (i) each of our directors, director nominees and named executive officers; (ii) our directors and executive officers as a group; and (iii) each person whom we know to own beneficially more than 5% of our common stock.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned

FMR LLC(1)	5,750,974	11.7%
Blum Capital Partners L.P(2)	5,539,377	11.3
Columbia Wanger Asset Management, L.P.(3)	4,323,400	8.8
Tocqueville Asset Management LP(4)	3,908,160	8.0
BlackRock Inc.(5)	3,783,892	7.7
Joel Morganroth, MD(6)	1,544,787	3.1
Jeffrey S. Litwin, MD(6)	370,229	*
Michael J. McKelvey, Ph.D(6)	333,750	*
Stephen S. Phillips(6)	319,482	*
Thomas P. Devine(6)	243,895	*
Amy Furlong(6)	184,857	*
Keith D. Schneck(6)	133,719	*
Sheldon M. Bonovitz(6)	117,454	*
Elam M. Hitchner(6)	98,122	*
Gerald A. Faich, MD, MPH(6)	90,622	*
Stephen M. Scheppmann(6)	65,622	*
Michael F. DeMane(6)	45,622	*
Klaus P. Besier(6)	16,467	*
All directors and executive officers as a group (16 persons)(6)	3,727,406	7.3

*	Less than 1.0%

(1)	The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 by FMR LLC (“FMR”), Edward C. Johnson 3d (“Johnson”), Fidelity Management & Research Company (“Fidelity”) and Fidelity Advisor Small Cap Fund (“Fidelity Small Cap”), all located at 82 Devonshire Street, Boston, MA 02109. FMR is a parent holding company. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,750,974 shares of our common stock at December 31, 2010, of which Fidelity Small Cap, an investment company registered under the Investment Company Act of 1940, held 3,891,033 shares. FMR and Johnson, through its control of Fidelity, each has sole power to dispose of the 5,750,974 shares owned by Fidelity’s funds.

(2)	Blum Capital Partners L.P. (“Blum L.P.”) is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. This information is as reported by Blum L.P. in a Form 4 filed with the Securities and Exchange Commission on January 4, 2011. The Form 4 was filed by Blum L.P., a California limited partnership; Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP II LLC., a Delaware limited liability company; Blum Strategic GP III, L.L.C., a Delaware limited liability company; Blum Strategic GP IV, L.L.C., a Delaware limited liability company and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company. Blum L.P.’s principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission.

(3)	Columbia Wanger Asset Management, L.P. (“Columbia”) is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011 by Columbia.

(4)	Tocqueville Asset Management LP (“Tocqueville”) is located at 40 West 57th Street, 19th Floor, New York, NJ 10019. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2011 by Tocqueville.

(5)	BlackRock Inc. (“BlackRock”) is located at 40 East 52nd Street, New York, New York 10022. This information is as reported by BlackRock, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited in a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2011.

(6)	Includes the following shares issuable with respect to options granted pursuant to our 1996 Stock Option Plan and our Amended and Restated 2003 Equity Incentive Plan, which are currently exercisable or will be exercisable within 60 days after March 2, 2011:

Name	Number of options

Joel Morganroth, MD	285,813
Jeffrey S. Litwin, MD	266,115
Michael J. McKelvey, Ph.D.	303,750
Stephen S. Phillips	131,212
Thomas P. Devine	206,450
Amy Furlong	155,901
Keith D. Schneck	97,190
Sheldon M. Bonovitz	106,212
Elam M. Hitchner	86,212
Gerald A. Faich, MD, MPH	54,212
Stephen M. Scheppmann	61,212
Michael F. DeMane	41,212
Klaus P. Besier	11,130
All directors and executive officers as a group	1,913,170

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we received from our officers, directors and 10% or greater stockholders, and our review of the statements of beneficial ownership changes our officers, directors and 10% or greater stockholders filed during 2010, we believe that all such filings required during 2010 were made on a timely basis.

ELECTION OF DIRECTORS
(Proposal No. 1)

Introduction

Our board of directors currently consists of eight members. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2011, 2012 and 2013, respectively.

Nominating Procedures

In accordance with the policy of our governance and nominating committee, a stockholder desiring to propose a candidate for our board of directors to our governance and nominating committee should submit a written recommendation, together with biographical information concerning the individual, to our chairman of our governance and nominating committee at eResearchTechnology, Inc., 1818 Market Street, Philadelphia, PA 19103. While recommendations may be submitted for consideration at any time, we request that recommendations be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at our next annual meeting of stockholders. Once our governance and nominating committee has identified a prospective nominee, including candidates proposed by stockholders, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to our governance and nominating committee with the recommendation of the prospective candidate, as well as our governance and nominating committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If our governance and nominating committee determines, in consultation with the chairman of our board and other board members as appropriate, that additional consideration is warranted, it will then evaluate the prospective nominee against the standards and qualifications it has established, including:

•	Except as noted below, the director candidate must be independent in accordance with Rule 5605(a)(2) of The Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards.

•	Our board of directors will consider appointing a limited number of individuals who are not independent to serve as directors. We currently have, and historically have had, directors who are or were not independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards. The consideration of these individuals will include consideration of the items listed below while also maintaining an appropriate level of management service on our board of directors.

•	The candidate must have business experience that includes leading or occupying a senior position in the operations of a significant business or occupying a senior executive or advisory position in business strategy, investing or mergers and acquisitions of a significant business. While not required, experience in biopharmaceutical and healthcare organizations is preferred.

•	The candidate must have prior board experience. While public company board experience is not required, it is highly preferred.

•	The candidate must have an excellent business and personal reputation for accomplishment and integrity. We prefer that our candidates have personal characteristics that include a deliberative style and being a good listener, articulate, direct, succinct and able to accept/respect other board members’ opinions.

•	The candidate must have personal and business references from people upon whose recommendations our governance and nominating committee can rely.

•	Candidates must be able to commit adequate time to our board of directors and our committees to attend at least 75% of board and committee meetings in person and to be a significant contributor to each. At a minimum, this means, on average, not less than one full day every month for ordinary matters, a full day for regularly scheduled quarterly meetings and occasional unscheduled hours of accessibility. Living or working within 90 minutes of Philadelphia is not required but is highly preferred.

•	Our board of directors will also consider, in its choice of candidates, the need for specific expertise needed for service with its various committees such as the governance and nominating, compensation and audit committees. Such expertise would include experience serving on such committees on other boards of directors or specific experience with the substantive responsibilities of those committees.

•	Our governance and nominating committee also considers such other relevant factors as it deems appropriate, including the current composition of our board’s committees, expertise, diversity and the evaluations of other prospective nominees. The committee does not have a separate policy with respect to its consideration of each of these relevant factors but deems them collectively as valuable criteria in the nominating process.

In connection with the evaluation of prospective nominees, our governance and nominating committee determines whether to interview the prospective nominee. If warranted, one or more members of our governance and nominating committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, our governance and nominating committee makes a recommendation to the full board as to the persons who should be nominated by our board, and our board determines the nominees after considering the recommendation and report of our governance and nominating committee. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

In addition to evaluating nominees to fill vacancies, the governance and nominating committee annually reviews incumbent directors whose terms are expiring. The governance and nominating committee solicits feedback from members of the board and members of management in making its recommendations regarding board nominees, whether they be incumbent directors or new nominees.

On an annual basis, our governance and nominating committee undergoes a self evaluation to determine its effectiveness in nominating candidates using the above standards and qualifications.

Action By Our Governance and Nominating Committee

Our governance and nominating committee met on February 24, 2011 for the purpose of evaluating the performance and qualifications of the members of our board of directors and nominating candidates for election as directors by our stockholders at our annual meeting. After considering performance on our board of directors during 2010, personal qualifications and other individual attributes, our governance and nominating committee nominated, and our board of directors thereafter accepted and approved, the individuals named below.

Our governance and nominating committee considered the diversity of nominees when evaluating its nominations. Specifically, our governance and nominating committee believes that the diverse experience, skills and insights each nominee brings to our board has enhanced our ability to compete successfully in the past. Our governance and nominating committee expects that the mix of experience possessed by the nominees will help us succeed in the future. For additional information regarding the professional experience of our nominees, as well as our directors continuing in office, please refer to the biographies below.

On February 26, 2011, Michael DeMane informed us that he will not be standing for reelection as a director at our 2011 annual meeting and will step down from our board when his current term expires on that date. Mr. DeMane advised us that he does not believe that he will have the requisite time to fulfill his duties as one of our directors for another three year term. Our governance and nominating committee believes that, with the recent addition of Klaus Besier and the likely addition of the individual who is appointed as our new chief executive officer upon completion of our current search, we do not need to fill the vacancy that will be created by Mr. DeMane’s departure. Based on the recommendation of our governance and nominating committee, our board of directors has approved a decrease to seven in the number of directors, effective on the date of our 2011 annual meeting.

Candidates for Election

Two directors are to be elected at our annual meeting. The nominees are Joel Morganroth, MD and Stephen S. Phillips, both of whom currently serve on our board. Unless otherwise instructed, the proxies solicited by our board of directors will be voted for the election of the two nominees.

In the event either nominee is unable or declines to serve as a director at the time of our annual meeting, the proxies intend to vote for a substitute nominee designated by our board of directors. We have no reason to believe that either of the nominees are unable or will decline to serve as a director if elected. Any vacancy occurring on our board of directors for any reason may be filled by a majority of our directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DR. MORGANROTH AND MR. PHILLIPS.

The names of our nominees for director and directors who will continue in office after our annual meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

		Year of
	Age As	Expiration of
Name	of March 1, 2011	Term as Director

Nominees for Election
Joel Morganroth, MD	65	2014
Stephen S. Phillips	65	2014
Directors Continuing in Office
Klaus P. Besier	59	2012
Sheldon M. Bonovitz	73	2013
Gerald A. Faich, MD, MPH	68	2013
Elam M. Hitchner	64	2013
Stephen M. Scheppmann	55	2012

Dr. Morganroth has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2011. Dr. Morganroth has served as the Chairman of our Board of Directors since 1999 and a member of our Board of Directors since 1997. He has served as our interim President and Chief Executive Officer since December 2010 and Chief Scientific Officer since April 2006. Prior to that, he served as our Chief Scientist from March 2001 to December 2005 and our Chief Executive Officer from 1993 to March 2001. In addition, Dr. Morganroth has consulted for us since 1977. Dr. Morganroth is a globally recognized cardiologist and clinical researcher. Dr. Morganroth served for over ten years as a Medical Review Officer/Expert for the U.S. Food and Drug Administration. For these reasons, in addition to his past service as chairman of our board and his present position as our interim President and Chief Executive Officer, Dr. Morganroth has been nominated to serve an additional term as director on our board.

Mr. Phillips has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2011. Mr. Phillips has served on our board of directors since August 2002. Mr. Phillips has served as Special Counsel to Medtronic, Inc. since 1999. Mr. Phillips was the Executive Vice President, General Counsel and Secretary of Sofamor Danek Group, Inc., a manufacturer of spinal implants and cranial navigation systems used in neurosurgery, before its acquisition in 1999 by Medtronic. Mr. Phillips serves on the advisory boards of several privately-held companies. Mr. Phillips brings to ERT his extensive background as legal counselor to businesses in the health care industry, including his service as General Counsel of Sofamor Danek Group, Inc., a leading medical technology company, and his membership on the boards of a number of private European and U.S. businesses. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Phillips has been nominated to serve an additional term as director on our board.

Mr. Besier has served on our board of directors since December 2010. Mr. Besier has served as CEO of RES Software since 2010. From 2008 to 2010, Mr. Besier served as CEO of Pramata, Inc., a company specializing in contracts intelligence. From 2006 to 2007, Mr. Besier served as President and CEO of Neoware, Inc., a software company which was acquired by HP in 2007. Mr. Besier serves as a director of ICG Commerce. Mr. Besier brings to ERT his extensive experience serving as CEO of various software and information technology companies. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Besier should continue to serve as one of our directors.

Mr. Bonovitz has served on our board of directors since 1999. Mr. Bonovitz is Chairman Emeritus of and counsel to Duane Morris LLP, having stepped down as Chairman and Chief Executive Officer in January 2008 after serving ten years in those positions. Mr. Bonovitz has been a director of Comcast Corporation since March 1979. Mr. Bonovitz also serves on the advisory boards of several privately-held companies and on the Board of Trustees of

The Curtis Institute of Music, The Philadelphia Museum of Art and The Barnes Foundation. He also serves on the Board of The Free Library of Philadelphia Foundation and as a Trustee of the Christian and Mary Lindbach Foundation and The Dolfinger-McMahon Foundation. He is President and a Trustee of the Foundation for Self-Taught American Artists and Chairman of the Board of Philadelphia’s Children First Fund. Mr. Bonovitz brings to ERT his broad legal experience and leadership skills as CEO and Chairman of Duane Morris LLP, an international law firm, and a director of Comcast Corporation, a public company and leading provider of entertainment, information and communication products and services, as well as directorships held for other public and private companies over his career. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Bonovitz should continue to serve as one of our directors.

Dr. Faich has served on our board of directors since 2004. Dr. Faich has served as Senior Vice President of UBC Epidemiology and Risk Management since June 2005. He served as the President of Pharmaceutical Safety Assessments, a consulting firm, from 1994 until June 2009. Dr. Faich co-chaired the original CIOMS International Adverse Reaction Working Group and was a founding board member of the International Society of Pharmacoepidemiology. Dr. Faich is a Fellow of the American Colleges of Physicians, Preventive Medicine and Epidemiology and has authored over 90 scientific papers and received numerous awards. He is currently a Senior Scholar at the Jefferson Medical University. Dr. Faich brings to ERT extensive experience in business, preventive medicine, pharmacoepidemiology and FDA-regulated research. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Dr. Faich should continue to serve as one of our directors.

Mr. Hitchner has served on our board of directors since 2004. Mr. Hitchner was a partner in the law firm of Pepper Hamilton LLP from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and, subsequently, counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. Mr. Hitchner brings to ERT his broad legal experience and leadership skills as partner and legal counselor of Pepper Hamilton LLP, an international law firm. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Hitchner should continue to serve as one of our directors.

Mr. Scheppmann has served on our board of directors since January 2006. Since September 2007, Mr. Scheppmann has served as Executive Vice President and Chief Financial Officer of Teradata Corporation, a data warehousing and enterprise analytics company. From May 2006 until May 2007, he served as Executive Vice President and Chief Financial Officer for Per-Se Technologies, Inc., a healthcare business services and information technology company and a wholly-owned subsidiary of McKesson Corporation. From May 2000 to May 2006, Mr. Scheppmann served as Executive Vice President and Chief Financial Officer for NOVA Information Systems, Inc., a leading electronics payments processing company. Mr. Scheppmann brings to ERT his extensive experience as Chief Financial Officer and board member for several healthcare and high-tech businesses. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Scheppmann should continue to serve as one of our directors.

There are no family relationships among our directors, our director nominees and our executive officers.

CORPORATE GOVERNANCE MATTERS

Our Board of Directors and Its Committees

General

Our board of directors is comprised of eight members, seven of whom are independent directors. See “— Director Independence” for further information. The independent directors are as follows: Klaus P. Besier, Sheldon M. Bonovitz, Michael F. DeMane, Gerald A. Faich, MD, MPH, Elam M. Hitchner, Stephen S. Phillips and Stephen M. Scheppmann. The other director is Joel Morganroth, MD, our interim President and Chief Executive Officer and Chief Scientific Officer who currently serves as chairman of our board.

Dr. Morganroth serves as both the chairman of our board of directors and as our interim President and Chief Executive Officer. Dr. Morganroth became our interim President and Chief Executive Officer on December 21, 2010 upon the retirement of Dr. Michael McKelvey. In reaching its decision to nominate Dr. Morganroth for the position of interim President and Chief Executive Officer, the Governance and Nominating

Committee concluded that Dr. Morganroth was uniquely qualified to assume the combined role of chairman of the board and President and Chief Executive Officer on a temporary basis given his previous experience as our Chief Executive Officer from 1993 to 2001 and his intimate involvement with all aspects of our operations and strategies. Previously, our board of directors separated the positions of Chairman and Chief Executive Officer when Dr. Morganroth stepped down as our Chief Executive Officer in 2001. The board determined that Dr. Morganroth should concentrate his efforts on board leadership and scientific developments and vision while our Chief Executive Officer would develop and implement our business plan. Until such time as a replacement is found, Dr. Morganroth will continue to serve as interim President and Chief Executive Officer in conjunction with his other responsibilities as to board leadership and scientific developments and vision.

Because Dr. Morganroth is not independent in accordance with Nasdaq Rule 5605(a)(2), the board, at the recommendation of the governance and nominating committee, appointed Mr. Hitchner to the role of lead independent director effective April 28, 2010. Our governance and nominating committee has established various responsibilities for our lead independent director, including responsibility for working with our chairman in support of the management, development and effective functioning of our board, coordinating the board and management’s roles in corporate governance and stockholder relations and relationships between management and our board. Specifically, the lead independent director, among other things, is responsible for determining the need, timing and agenda for board meetings and meetings of the independent directors, working with the various committees of the board to act in accordance with their respective charters, facilitating the board’s efforts to create and maintain practices that respond to feedback from stockholders and other stakeholders and facilitating effective communication between directors and management. Our governance and nominating committee may modify or expand our lead independent director’s duties and responsibilities from time to time.

Our Chief Executive Officer reports directly to the board of directors and is responsible for the day-to-day management of our Company, including all material risks. In addition to reporting to our Chief Executive Officer, our Chief Financial Officer reports directly to our audit committee and is responsible for day-to-day financial and compliance risk management. Our audit committee is responsible for oversight of financial and compliance risk management and obtains information through discussions with our Chief Financial Officer at each committee meeting. In addition, both our board and audit committee discuss risk with our independent registered public accountants prior to and at the conclusion of the annual audit of financial statements. Our compensation committee is responsible for the oversight of risk related to our compensation plans and arrangements. Our governance and nominating committee is responsible for oversight of risk associated with board independence, conflicts of interest and other corporate governance matters. Our board plays a role in the oversight of overall risk through discussions with our Chief Executive Officer and Chief Financial Officer at each board meeting and through reports from the committees of our board on the risk assessments in their respective areas of responsibility. In addition, Dr. Morganroth serves on our executive management team as well as on our board of directors. In this capacity, Dr. Morganroth meets with our executive management team on a regular basis to facilitate the exchange of information regarding material risks and report such information directly to the board. Our board believes its structure allows for a free exchange of important information concerning the risks relevant to our company.

Our board of directors held a total of five meetings during 2010, and our independent directors met in executive session at each of the meetings. Each director attended more than 75% of the meetings of our board of directors and of any committee of which he was a member. Our board has not adopted a formal policy regarding board member attendance at our annual meeting of stockholders, but our board highly encourages all board members to attend such meetings. In April 2010, all members of our board standing for reelection or continuing in office, with the exception of Dr. Faich, were present at the annual meeting of stockholders.

Our board of directors has a compensation committee, an audit committee and a governance and nominating committee.

Compensation Committee

Our compensation committee is currently composed of four members of our board of directors, all of whom, in the judgment of our board, (i) are independent in accordance with Rule 5605(a)(2) of the listing standards of Nasdaq; (ii) are “Non-employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our compensation committee is primarily responsible for determining or making recommendations to our board of directors regarding the compensation payable to our executive officers and directors. In addition, our compensation committee is responsible for making recommendations to our board of directors regarding additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits that we provide. Our compensation committee also is primarily responsible for administering our equity compensation plans and making determinations or recommendations to our board of directors with respect to awards of equity compensation to our employees and the terms and conditions on which the equity compensation is awarded. See “Executive Compensation — Compensation Discussion and Analysis” for further information. Our compensation committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ERT.com. Our compensation committee, which currently consists of Messrs. Bonovitz, DeMane, Hitchner and Phillips, held nine meetings during 2010. Mr. DeMane serves as chairman of our compensation committee.

Audit Committee

Our audit committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is currently composed of three members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards and satisfy the criteria in Rule 5605(c)(2) of the Nasdaq listing standards. Our audit committee is primarily responsible for engaging and approving the services performed by our independent registered public accountants and reviewing and evaluating our accounting principles and reporting practices and its system of internal accounting controls. Our audit committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ERT.com. Our audit committee, which currently consists of Messrs. DeMane, Hitchner and Scheppmann, held nine meetings during 2010. Messrs. Scheppmann has been determined by our board of directors to be an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Mr. Scheppmann serves as the chairman of our audit committee.

Governance and Nominating Committee

Our governance and nominating committee is currently composed of four members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards. Our governance and nominating committee is primarily responsible for recommending to our board governance policies for our company, the appropriate size, function and needs of our board to perform that governance and qualified candidates for our board. Our governance and nominating committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board and made available on our website at www.ERT.com. Our governance and nominating committee, which currently consists of Messrs. Bonovitz, Hitchner and Phillips and Dr. Faich, held four meetings during 2010. Mr. Phillips serves as chairman of our governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Bonovitz, DeMane, Hitchner and Phillips all served on our compensation committee. None of these individuals is a current or former officer or employee of our company or any of our subsidiaries. See “Related Party Transactions” for a discussion of the legal fees we paid in 2010 to Duane Morris LLP and Pepper Hamilton LLP. Mr. Bonovitz is Chairman Emeritus and Counsel to Duane Morris LLP, and Mr. Hitchner is a consultant for Pepper Hamilton LLP.

Director Independence

Our board recognizes the importance of director independence. We are subject to the listing standards of Nasdaq, which require that a majority of our directors be independent. Under the Nasdaq listing standards, a director is independent if he is not an executive officer or employee of our Company and does not have any relationship that, in the opinion of our board of directors, would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. The listing standards also identify a variety of relationships that, if they exist, prevent a director from being considered independent.

Our board has determined that seven of our eight directors are independent under these standards. The independent directors are as follows: Klaus P. Besier, Sheldon M. Bonovitz, Michael F. DeMane, Gerald A. Faich, MD, MPH, Elam M. Hitchner, Stephen S. Phillips and Stephen M. Scheppmann. The other director is Joel Morganroth, MD, our interim President and Chief Executive Officer and Chief Scientific Officer who currently serves as chairman of our board. In making the determination of independence, we considered Messrs. Bonovitz’s and Hitchner’s status during 2010 as Chairman Emeritus of and counsel to the law firm of Duane Morris LLP and consultant to Pepper Hamilton LLP, respectively, both of which perform legal services for us, but concluded that these relationships did not interfere with their exercise of independent judgment. In addition, each of the directors serving on the audit, compensation and governance and nominating committees is one of the independent directors noted above.

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors have an affirmative obligation to notify our board of any material changes in their relationships, which may affect their independence status as determined by our board. The obligation encompasses all relationships between directors and us or members of senior management and their affiliates.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer (who serves as our principal financial and principal accounting officer) and other employees and directors. The Code of Ethics and Business Conduct is available on our website at www.ERT.com. We intend to post amendments to or waivers of our Code of Ethics and Business Conduct, to the extent applicable to our Chief Executive Officer and Chief Financial Officer, at that location on our website.

Stockholder Communications with our Board of Directors

Stockholders who wish to communicate with our board of directors or with a particular director may send a letter to our secretary at eResearchTechnology, Inc., 1818 Market Street, Philadelphia, PA 19103 or post a question via www.ethicspoint.com. Any communication should clearly specify that it is intended to be made to the entire board of directors or to one or more particular director(s). Our audit committee reviews all such correspondence submitted via www.ethicspoint.com. Our secretary reviews all other correspondence and will forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of our board of directors or committees thereof or that he otherwise determines requires their attention. If there is a question regarding an item of correspondence and the distribution of the communication to a member of our board, the secretary will consult with the chairman of our board or the chairman of the applicable committee to establish the appropriate distribution. Directors may at any time review a log of all correspondence received by us that is addressed to members of our board of directors and request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of the chairman of our audit committee and handled in accordance with procedures established by our audit committee with respect to such matters. A copy of our audit committee’s procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is available within our Code of Ethics and Business Conduct on our website at www.ERT.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the 2010 compensation of the individuals who served as our principal executive and financial officers during 2010, together with our three other most highly compensated executive officers. Throughout this proxy statement, we refer to these individuals as our named executive officers.

You should read this discussion and analysis together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our Compensation Philosophy

Our compensation philosophy was developed to balance and align the goals of executive management and our stockholders. The program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase stockholder value, while at the same time making the most efficient use of stockholder resources. To this end, the compensation philosophy puts a strong emphasis on pay for performance, to correlate the long-term growth of stockholder value with management’s most significant compensation opportunities.

Review of External Data

Periodically, as part of the annual review of compensation, our compensation committee has engaged third-party compensation consulting firms to review our executive compensation program. During 2009, the compensation committee engaged Exequity LLP (“Exequity”), an independent executive compensation advisor, to review our executive compensation program. This review covered pay levels, annual and long-term incentive program designs, benefits and perquisites and the material terms of our employment agreements.

With respect to pay level benchmarking, Exequity compared the compensation of our executive officers to relevant benchmark communities by using two different sources: (1) annual proxy statements filed with the SEC by a specific set of peer group companies selected by our senior management and approved by the compensation committee and (2) compensation survey data. The specific companies studied for the purposes of the analysis of annual proxy statements (“the proxy peer group”) include the following:

• Affymetrix, Inc.	• Kendle International, Inc.
• Albany Molecular Research, Inc.	• Life Sciences Research, Inc.
• Arena Pharmaceuticals, Inc.	• PDI Inc
• Bio Reference Labs	• Pharmanet Development Group, Inc.
• Bioclinica, Inc.	• SYMYX Technologies, Inc.
• Caliper Life Sciences, Inc.	• Tripos Inc.
• Exelixis, Inc.	• Vital Images, Inc.
• Illumina, Inc.

These 15 publicly-traded (at the time of the proxy filings used in the study) contract research organizations, life sciences companies and other organizations represent companies with whom we might compete for executive talent, and had total annual revenues and market capitalizations within a range of our total annual revenues and market capitalization that our senior management and compensation committee deemed to be acceptable for the purposes of a compensation benchmarking comparison. Exequity also reviewed various size and financial performance indicators for this group of companies — including revenues, one-year and three-year revenue growth rates, market capitalization, net income, gross profit, EBIT, EBITDA, diluted EPS excluding extraordinary items, return on equity, return on assets, return on capital, one-year total shareholder return and three-year total shareholder return — to provide a framework for assessing how these companies’ pay levels aligned with their respective performance. The compensation survey data used in Exequity’s review came from The Culpepper Executive Survey and The Radford Life Sciences Survey — focusing on specific data that best reflected the responsibilities and scopes of our executives’ positions. Exequity did not review the size and financial performance indicators for the companies included in the compensation surveys that were not part of our proxy peer group.

Based on the compensation information collected from the annual proxy statements and the compensation surveys, Exequity compiled comparative compensation data for each of our named executives and selected other executives. In each case, Exequity analyzed the compensation elements that comprised the primary components of the compensation for our named executive officers (as discussed further below), including: 2009 base salary, 2008 short-term non-equity incentive compensation (which, together with base salary, Exequity refers to as total cash compensation) and 2009 long-term equity incentives. Exequity also incorporated our 2009 target short-term non-equity incentive compensation (which, together with base salary, Exequity refers to as target total cash compensation) into the analysis and compared it to the benchmark compensation data to assess the then-current target total compensation levels. Exequity collected this data at the 25th, 50th and 75th percentiles and compared the officer positions to benchmark positions based upon similar position responsibilities. The results of Exequity’s analysis indicated that aggregate pay levels (separately reflecting 2008 actual bonus and 2009 target bonus) for our executive officers were within an acceptable range around the market medians for all comparative sources, particularly in light of our generally strong financial performance indicators. Total compensation levels by individual executive officer were generally close to the market median which the compensation committee felt to be appropriate when considered together with all other factors evaluated in establishing compensation for our executive officers. This analysis served as the basis for our 2010 pay decisions described in detail below.

With respect to the construct of our executive compensation programs in aggregate, Exequity’s study indicated that our annual bonus program design and the minimal executive benefits and perquisites provided are consistent with the practices of the proxy peer group. However, the review of the design of long-term incentive compensation programs indicated that a number of companies in our proxy peer group employ more types of long-term incentive vehicles than we had traditionally employed. Generally, we had used stock options as the only form of long-term incentive compensation. A majority of the proxy peer group grant stock options plus at least one other long-term incentive compensation vehicle — most commonly restricted stock — on an annual basis. Based on this finding, our compensation committee determined that our 2010 long-term incentive awards would be made 50% by value in each of stock options and restricted stock.

Elements of Our Compensation Program

In 2010, the basic components of named executive officer compensation consisted of base salary, a cash incentive bonus plan with both company and individual performance objectives and long-term incentives in the form of stock options and restricted stock. Dr. Morganroth’s compensation included each of these components. In addition, Dr. Morganroth’s professional corporation received consulting fees for consulting services it performed for us. For more information on specific compensation elements for each named executive officer see “— Compensation of our Named Executive Officers” below.

The relative weighting of each of the three basic components is designed to reward both short-term and long-term performance. For 2010, excluding Dr. McKelvey (due to the effect of his retirement benefits) and Dr. Morganroth’s consulting fees, our executive officers’ base salaries represented approximately 43% to 49% of their respective total compensation, the cash incentive plan component represented approximately 20% to 24% of their respective total compensation and the long-term equity component represented approximately 26% to 32% of their respective total annual compensation.

Total Cash Compensation. This is a combination of both base salary plus annual cash incentives, and, in limited circumstances, bonus payments. We face competition for qualified employees, and our compensation committee believes it is important that executive officer compensation levels be competitive with contract research organizations and other comparable companies. The total cash compensation is based upon the outcome of the various elements of the collection of external data described above.

In 2010, we continued to offer a cash incentive compensation program permitting our executive officers to earn cash bonuses based on achieving targeted financial goals as well as individual performance. We designed this program to reward participants for achieving financial, operating and individual goals that are key to the success of our business and aligned with the near- and long-term interests of our stockholders. Based on recommendations of management, the compensation committee established targeted financial goals which were believed to be aggressive given the deterioration in general economic conditions and the developing uncertainty in our market. However, to assure flexibility, provide appropriate cash incentives and reward performance under these circumstances, the compensation committee reduced the portion of the cash incentive compensation program related to individual goals for our executive officers from between 25% and 40% in 2009 to between 25% and 30% for 2010, with the exception of Dr. Morganroth, whose entire cash incentive compensation program related to his individual goals. Each executive officer was eligible to participate in the program.

At the beginning of each fiscal year, our board, at the recommendation of the compensation committee, working with our chief executive officer, sets the quantitative performance goals under our cash incentive compensation plan, sets goals for individual performance and finalizes each participant’s bonus opportunity. For 2010, we set the cash incentive compensation opportunities for all of our named executive officers, with the exception of Dr. McKelvey, at 50% of base salary based on the market data described above and at the recommendation of our chief executive officer, with which our compensation committee concurred. Dr. McKelvey’s cash incentive compensation opportunity was set at 75% of base salary. The quantitative performance targets, as described below, included revenues, net income and contract bookings targets.

We identified revenues and net income as the primary quantitative performance targets because these were the two key measures which would influence our financial performance and on which we wanted our named executive officers to focus. Given the importance of managing our business to the bottom line profit goals, we gave greater weight to the net income target than to the revenue target. For 2010, the initial revenue and net income targets were $103.0 million $13.4 million, respectively.

On February 24, 2011, our compensation committee recommended a series of changes to our 2010 bonus plan. Following completion of our acquisition of RS, our compensation committee reviewed various adjustments to the primary performance targets we used in the 2010 bonus plan — revenues and net income — due to the significant impact of this acquisition on our results of operations. Our compensation committee recommended an increase in the revenue and net income targets to $139.0 million and $13.9 million, respectively. Our compensation committee also recommended that the calculation of our net income for purposes of the net income target be adjusted by adding back the impact of acquisition costs we incurred in the transaction and amortization expense related to intangible assets we acquired, as well as the related income tax effect of those adjustments, because it believed those adjustments would result in a net income target unaffected by these transaction-specific expenses.

At the same time, our compensation committee recommended changes to the formula for calculating the incentive payments based on achieving those performance targets. Historically, our named executive officers had the potential to achieve between 50% and 150% of the cash incentive compensation opportunity that was allocable to each performance target, based on the extent to which we achieved each target. While recognizing the need to adjust those performance targets as a result of the RS acquisition, our compensation committee also noted that the revenue and net income generated in 2010 from our legacy business fell short of the original targets. As a result, though we achieved 97% and 120% of the revised revenue and adjusted net income targets in 2010, respectively, our compensation committee recommended that the cash incentive payments attributable to those performance targets be paid at 100% of the aggregate opportunity allocable to those targets. Our board of directors approved the changes recommended by our compensation committee on February 24, 2011.

In addition, for each named executive officer other than Dr. Morganroth, 25% to 30% of the bonus opportunity was tied to individual performance objectives, with Dr. Morganroth’s entire bonus opportunity being tied to his individual performance objectives. These individual performance objectives generally included up to four specific objectives based on the officer’s area of responsibility as well as a subjective assessment of the officer’s overall performance. Our named executive officers continued to be eligible to achieve up to 100% of the cash incentive compensation opportunity attributable to their respective individual performance goals, and our compensation committee concluded that they achieved between 80% and 100% of those goals during 2010. For executives with responsibilities which involve selling efforts, including Dr. Litwin, a portion of their bonus was tied to the achievement of predetermined contract revenue targets (“Contract Targets”).

The following table summarizes the bonus opportunity and related performance targets we set in 2010 for each of our named executive officers:

		Percentage of Bonus Opportunity Based On
	Bonus		Net	Contract	Individual
Name	Opportunity	Revenues	Income	Targets	Performance

Joel Morganroth, M.D	$237,500	—%	—%	—%	100%
Michael J. McKelvey, Ph.D	386,250	15	55	—	30
Keith D. Schneck	149,350	15	55	—	30
Jeffrey S. Litwin, M.D	175,595	15	40	20	25
Amy Furlong	145,000	15	55	—	30
Thomas P. Devine	137,500	15	55	—	30

We establish financial and operating performance targets that we believe are reasonably attainable based on information available to us when the targets are approved. If our named executive officers and we perform as we expect, we anticipate that participants will achieve 100% of their bonus opportunity. Bonuses are payable based on the extent to which targets are achieved. Bonuses are normally payable within ninety days after the end of the year in which the bonuses are earned. Our compensation committee retains the discretion to adjust the amount of any bonus paid under the plan, regardless of the extent to which any of the performance targets is achieved.

Dr. Morganroth was entitled to additional compensation, which is not included in the discussion or table above. Dr. Morganroth’s professional corporation was entitled to an 80% share of the net revenues we recognized for the ERT Consulting Group for Dr. Morganroth’s services to our customers. For more information on specific compensation elements for each named executive officer see “— Compensation of our Named Executive Officers” below.

Long-Term Incentive in Form of Stock Options and Restricted Stock.  Our compensation committee believes that appropriate management ownership of our stock is an effective tool to assist in the process of building stockholder value. Additionally, we use this compensation tool to assist in aligning the interests of management and our stockholders. Our compensation committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. Beginning in 2010, equity-based compensation also included restricted stock, which our compensation committee believes further aligns the interests of our named executive officers with those of our stockholders. Equity-based compensation may also include stock appreciation rights, restricted stock units or other long term performance awards as permitted by our Amended and Restated 2003 Equity Incentive Plan. Equity awards are typically approved toward the end of each year or early in the following year, with the grant date historically having been set shortly after our announcement of results of operations for the preceding year to ensure that the value of the awards and the exercise price of options included as part of the award take into account any impact of the public disclosure of information regarding our results of operations for the prior year. In addition, new executive officers may receive a grant of long-term equity incentives as part of their negotiated compensation package. Options are granted at a per share exercise price equal to the market price of our common stock on the date of grant. All options typically become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with us. Awards of restricted stock typically have similar terms for the lapse of restrictions applicable to those shares.

Existing Equity Compensation Plans

The following table presents certain information as of December 31, 2010 regarding our equity compensation plans:

	Number of securities to be	Weighted-average
	issued upon exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available for
Plan Category	warrants and rights	warrants and rights	future issuance

Equity compensation plans approved by security holders	4,881,728	$9.07	1,738,390	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,881,728	$9.07	1,738,390

(1)	Subsequent to December 31, 2010, the compensation committee granted additional equity awards such that, as of March 2, 2011, 694,960 shares remain available for future issuance under our plans.

Other Benefits.  Our named executive officers also participated in benefit programs in which all of our employees, or certain categories of employees that included our named executive officers, were eligible to participate. All employees in the United States were eligible to participate in the 401K Retirement Savings Plan (the “401K Plan”). The 401K Plan is a tax-qualified retirement savings plan pursuant to which all United States-based employees were able to contribute the lesser of up to 25%, or in the case of highly compensated employees, which would include all of our named executive officers, up to 9% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401K Plan on a before-tax basis. We matched 50% of the first 6% of pay that was contributed to the 401K Plan. Except for Dr. Morganroth, all of our named executive officers participated in the 401K Plan. All employee contributions to the 401K Plan vested immediately upon contribution and our matching contributions vest at a rate of 25% for each year of employment after the first full year of employment, such that 100% of the matching component is vested after five years of service with us. All employees at the level of vice president and higher, which included all of our named executive officers, received a monthly car allowance of $770 per month except for Dr. McKelvey and Dr. Morganroth, who each received a monthly car allowance of $1,000. All employees are offered life insurance at two times their respective salary, up to a maximum of $450,000, for which we pay the premium which, in 2010, amounted to an average of $0.095 per month per $1,000 of coverage for each employee. All employees are offered long-term disability insurance at 60% of monthly salary up to a maximum monthly benefit of $10,000, for which we pay the premium which, in 2010 amounted to an average of $0.165 per $100 of monthly salary. All employees are offered short-term disability insurance at 60% of weekly salary up to a maximum weekly benefit of $2,000, for which we pay 55% of the premium, except for Dr. Litwin and Mr. Devine for whom we pay 100% of the premium. In 2010, these payments amounted to $0.122 per month per $10 of coverage or, for Dr. Litwin and Mr. Devine, $0.221 per month per $10 of coverage. All employees are offered health insurance for which we pay a portion of the premium. We have entered into employment agreements with all of our executive officers which include change of control and severance payments under certain circumstances that are designed to promote stability and continuity of senior management. For further information regarding amounts paid or payable under such agreements for the named executive officers, see “— Potential Payments Upon Termination or Change of Control.”

The Role of Our Compensation Committee and Chief Executive Officer

The compensation committee of our board of directors has the authority to determine, but may also recommend to our board for a final decision, the compensation for our executive officers, including our named executive officers. Our compensation committee also makes recommendations to our board of directors concerning our overall compensation and benefit policies. In establishing or recommending compensation levels and policies, it is the belief of our compensation committee and our board that the most effective compensation program is one that provides executives competitive base salaries and significant incentives to achieve both current and long-term strategic business goals.

Both our chief executive officer and our compensation committee have utilized outside compensation consultants to assist in establishing base-lines for salary, bonuses and non-cash compensation for the executive officers. See “— Review of External Data” for more information about the role of compensation consultants in developing our compensation programs. Our chief executive officer annually reviews the performance of each named executive officer (other than his own performance, which is reviewed by our compensation committee). Our chief executive officer presents his conclusions and recommendations based on these reviews, including his proposed salary adjustments, incentive compensation and annual equity award amounts, to our compensation committee. After our compensation committee reviews the recommendations with the chief executive officer, our compensation committee exercises its discretion in accepting or modifying any recommended adjustments or awards to executives and either makes a final determination regarding the compensation of our executive officers or delivers its recommendations to our board for final determination.

The aforementioned process generally is performed annually in the November through February time frame. Toward the end of this time-frame, our compensation committee also assesses the extent to which the performance objectives under the bonus plan have been achieved for the prior year and either determines or makes a recommendation to the board with respect to the bonus to be paid, if any, for the prior year. As part of this process, the compensation committee reviews the extent to which our chief executive officer achieved his individual performance goals, and our chief executive officer reports to our compensation committee on the extent to which our other named executive officers achieved their respective individual performance goals.

After our compensation committee makes its final decisions with respect to salary, bonus and non-cash compensation recommendations, it presents them for our board’s consideration. Salary adjustments are generally made effective as of January 1st each year.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based which, for purposes of Section 162(m), does not include the consulting fees we pay to Dr. Morganroth’s professional corporation that are included in his total compensation for purposes of this compensation discussion and analysis. Non-performance-based compensation paid to our executive officers for 2010 did not exceed the $1,000,000 limit per officer, and our compensation committee does not anticipate that the non-performance-based compensation to be paid to our executive officers in the foreseeable future will exceed that limit.

Compensation Committee Report

Our compensation committee has reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation — Compensation Discussion and Analysis” with management and, based on such review and discussions, our compensation committee recommended to our board that the disclosure set forth above under the caption “Executive Compensation — Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2010.

This report of our compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other ERT filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Michael F. DeMane (Chair)
Sheldon M. Bonovitz
Elam M. Hitchner
Stephen S. Phillips

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

			Stock	Option	Non-Equity	All Other
Name and		Salary	Awards	Awards	Incentive Plan	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(1)	($)	($)		($)

Joel Morganroth, MD(2)	2010	$475,000	$124,999	$125,213	$237,500	$1,243,723	(3)	$2,206,435
Chairman of the Board and	2009	$202,757	$—	$149,149	$—	$1,334,788		$1,686,694
President and Chief Executive	2008	$196,851	$—	$142,794	$110,069	$1,659,966		$2,109,680
Officer and Chief Scientific Officer
Michael J. McKelvey, Ph.D(2)	2010	$500,890	$334,753	$335,316	$—	$954,551	(4)	$2,125,510
President and Chief	2009	$515,000	$—	$479,408	$95,000	$57,737		$1,147,144
Executive Officer	2008	$500,000	$—	$523,578	$414,831	$55,963		$1,494,371
Keith D. Schneck	2010	$298,700	$112,010	$112,203	$138,149	$32,835	(5)	$693,897
Executive Vice President	2009	$298,700	$—	$159,803	$47,500	$28,329		$534,332
and Chief Financial Officer	2008	$117,115	$—	$568,480	$64,777	$10,139		$760,511
Jeffrey S. Litwin, MD	2010	$351,190	$105,355	$105,536	$166,815	$33,089	(5)	$761,985
Executive Vice President	2009	$281,190	$—	$106,535	$102,500	$30,496		$520,721
and Chief Medical Officer	2008	$273,000	$—	$118,995	$202,017	$31,833		$625,845
Amy Furlong	2010	$290,000	$86,999	$87,148	$145,000	$25,855	(5)	$635,002
Executive Vice President	2009	$258,940	$—	$106,535	$47,500	$24,483		$437,458
Chief Operations Officer	2008	$242,000	$—	$154,694	$133,852	$24,507		$555,052
Thomas P. Devine	2010	$275,000	$82,498	$82,641	$137,500	$30,809	(5)	$608,448
Executive Vice President	2009	$252,788	$—	$106,535	$47,500	$28,660		$435,483
and Chief Information Officer	2008	$236,251	$—	$154,694	$130,672	$28,939		$550,555

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718. Amounts for 2008 have been recomputed under the same methodology in accordance with the SEC rules. See note 1 to our consolidated financial statements included in the 2010 annual report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards.

(2)	Dr. McKelvey served as our President and Chief Executive Officer until his retirement on December 21, 2010 at which time Dr. Morganroth began serving as our interim President and Chief Executive Officer.

(3)	Represents the sum of the dollar value of the insurance premiums, automobile allowance of $12,000 and parking we paid to Dr. Morganroth and the $1,228,300 in consulting fees we paid to Dr. Morganroth’s wholly-owned professional corporation in accordance with our consulting agreement. See “Related Party Transactions” and note 10 to our consolidated financial statements included in the 2010 Annual Report on Form 10-K for more information about the consulting agreement.

(4)	Represents the retirement benefits we paid to Dr. McKelvey totaling $902,668, the sum of our 401K Plan contributions, the dollar value of the insurance premiums of $13,965, parking, automobile allowance of $12,000 and travel and accommodations while working in the Philadelphia office of $16,781.

(5)	Represents the sum of our 401K Plan contributions and the dollar value of the insurance premiums, the automobile allowance and parking we paid. Total dollar value of insurance premiums for Mr. Schneck, Dr. Litwin, Ms. Furlong and Mr. Devine was $13,965, $14,219, $9,265 and $14,219, respectively.

Grants of Plan Based Awards

The table below provides certain information with respect to equity awards granted to our named executive officers during 2010.

			All Other	All Other
			Stock	Option
			Awards:	Awards:		Grant Date
			Number of	Number of	Exercise or	Fair Value of
			Shares of	Securities	Base Price of	Stock and
			Stock or	Underlying	Awards	Option
Name	Grant Date	Action Date(1)	Units (#)(2)	Options (#)(2)	($/sh)	Awards ($)

Joel Morganroth, MD	2/26/2010	2/23/2010		43,253	$6.05	$125,213
	2/26/2010	2/23/2010	20,661		—	$124,999
Michael J. McKelvey, Ph.D	2/26/2010	2/23/2010		115,830	$6.05	$335,316
	2/26/2010	2/23/2010	55,331		—	$334,753
Keith D. Schneck	2/26/2010	2/23/2010		38,759	$6.05	$112,203
	2/26/2010	2/23/2010	18,514		—	$112,010
Jeffrey S. Litwin, MD	2/26/2010	2/23/2010		36,456	$6.05	$105,536
	2/26/2010	2/23/2010	17,414		—	$105,355
Amy Furlong	2/26/2010	2/23/2010		30,104	$6.05	$87,148
	2/26/2010	2/23/2010	14,380		—	$86,999
Thomas P. Devine	2/26/2010	2/23/2010		28,547	$6.05	$82,641
	2/26/2010	2/23/2010	13,636		—	$82,498

(1)	The action date represents the date that the compensation committee approved the option grants. The grant date was one business day after our release of our 2009 results of operations. See “-Compensation Discussion and Analysis — Components of Our Compensation Program — Long-Term Incentives in Form of Stock Options.”

(2)	All stock and option awards were made under the terms of our Amended and Restated 2003 Equity Incentive Plan. All options become exercisable and all restricted stock vests over four years, in equal annual increments beginning one year after the date of grant. The vesting of all options and restricted stock is contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the plan. The options expire seven years following the date of the grant or 90 days from the date the executive terminates employment.

Compensation of Our Named Executive Officers

As described above, the core components of 2010 compensation for each of our named executive officers consisted of base salary, cash incentive bonus and long-term incentive equity awards. The level for each of these components was determined by our compensation committee consistent with the principles described in this Compensation Discussion and Analysis.

Dr. Morganroth was the chairman of our board and our Chief Scientific Officer for the year ended December 31, 2010. Although he has also served as our interim President and Chief Executive Officer since December 21, 2010, Dr. Morganroth’s compensation was not adjusted as a result of taking on these additional roles. In 2010, the compensation committee recommended, and the board of directors approved, the restructuring of Dr. Morganroth’s compensation paid to him and his wholly-owned professional corporation. Effective for 2010, Dr. Morganroth’s base salary was increased to $475,000 for services as a full time employee and, effective March 1, 2010, he relinquished a previous personal consulting arrangement which had been in place in prior years in which he received a base consulting fee. As a result, Dr. Morganroth’s base consulting fees declined from $309,000 in 2009 to $52,000 in 2010. For the year ended December 31, 2010, Dr. Morganroth also received a bonus of $237,500 based upon his individual performance and accomplishments during 2010. In addition, Dr. Morganroth received a stock option grant of 43,253 stock options valued at $2.89 per share, or a total of $125,213, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 20,661 shares of restricted stock valued at $6.05 per share, or a total of $124,999, at the time of grant based upon the closing price of our common stock on the date of grant. In March 2010, we renewed our existing consulting agreement with Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth. Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided. We continued to retain Dr. Morganroth’s professional corporation to provide these and other services related to the operation, marketing and business development of our Cardiac Safety division, including supporting our existing consulting services. Under this consulting agreement, we paid the corporation 80% of the net revenues we recognized for the ERT Consulting Group for Dr. Morganroth’s services to our customers. The professional corporation received a total of $1,228,300 in fees under this agreement during 2010. The basis for this compensation was historical consideration for the efforts that Dr. Morganroth provides to our sales and business development organizations and the transfer of his historical consulting clientele, work flow processes and other intellectual property and trade secrets to our consulting business. Dr. Morganroth is an important part of our efforts to market our services to our various clients, and his consultative skills and reputation in the marketplace are important factors in our ability to win new contracts and retain existing clients.

Dr. McKelvey was our President and Chief Executive Officer from January 1, 2010 until his retirement on December 21, 2010. Dr. McKelvey’s base salary did not change in 2010 from 2009 and remained at $515,000, as recommended by the compensation committee and approved by the board of directors. The compensation committee believed that Dr. McKelvey’s base salary for 2010 should remain the same in light of economic conditions and the Exequity analysis. Additionally, based upon the compensation committee’s and the board’s review of the Exequity analysis and his performance, we awarded Dr. McKelvey a grant of 115,830 stock options valued at $2.89 per share, or a total of $335,316, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 55,331 shares of restricted stock valued at $6.05 per share, or a total of $334,753, at the time of grant based upon the closing price of our common stock on the date of grant We entered into a retirement agreement with Dr. McKelvey on December 21, 2010. Under the agreement, Dr. McKelvey resigned from his positions as our President and Chief Executive Officer. In consideration of Dr. McKelvey’s service to ERT and his delivery of a general release, on January 3, 2011, we paid Dr. McKelvey a lump sum cash payment of $902,668, less applicable tax withholdings and deductions, representing the sum of (i) one year’s base salary, (ii) bonus opportunity for 2010 and (iii) car allowance for the subsequent twelve months; and we will provide to Dr. McKelvey until December 21, 2011 standard health, dental and vision benefits.

Mr. Schneck was our Executive Vice President and Chief Financial Officer for the year ended December 31, 2010. Mr. Schneck’s base salary did not change in 2010 from 2009 and remained at $298,700, as recommended by the compensation committee and approved by the board of directors. The compensation committee believed that Mr. Schneck’s base salary for 2010 should remain the same in light of economic conditions and the Exequity analysis. For the year ended December 31, 2010, Mr. Schneck received a bonus of $138,149 based upon the achievement of the financial goals described above and his individual performance objectives, which included enhancing the tax efficiency and cash flow of our operations, conducting a review of our enterprise risk management, improving investor relations, improving our planning and forecasting processes and actively supporting corporate development activities. Also based upon the compensation committee and the board’s review of the Exequity analysis and his performance, we awarded Mr. Schneck a grant of 38,759 stock options valued at $2.89 per share, or a total of $112,203, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 18,514 shares of restricted stock valued at $6.05 per share, or a total of $112,010, at the time of grant based upon the closing price of our common stock on the date of grant.

Dr. Litwin was our Chief Medical Officer for the year ended December 31, 2010. At the beginning of the year, Dr. Litwin received a discretionary increase of 24.9% from his 2009 salary which increased his 2010 salary to $351,190. This increase was based upon a review of the Exequity analysis and Dr. Litwin’s performance during 2009 as recommended by the compensation committee and approved by the board of directors. In addition, Dr. Litwin was previously entitled to a bonus of up to $70,000 based on our consulting profits, which he earned in full in 2009, which was in addition to our standard bonus plan. This separate bonus entitlement was terminated effective January 1, 2010. For the year ended December 31, 2010, Dr. Litwin received a bonus of $166,815 based upon the achievement of the financial goals described above and the achievement of his individual performance objectives, which included increasing the centralization of ECGs, representing us at public meetings and with sponsors, training other cardiologists to expand our consulting practice and improving the profitability of our consulting group. Also based upon the compensation committee and the board’s review of the Exequity analysis and his performance, we awarded Dr. Litwin a grant of 36,456 stock options valued at $2.89 per share, or a total of $105,536, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 17,414 shares of restricted stock valued at $6.05 per share, or a total of $105,355, at the time of grant based upon the closing price of our common stock on the date of grant.

Ms. Furlong was our Executive Vice President and Chief Operations Officer for the year ended December 31, 2010. At the beginning of the year, Ms. Furlong received a discretionary increase of 12.0% from her 2009 salary which increased her 2010 salary to $290,000. This increase was based upon a review of the Exequity analysis and Ms. Furlong’s performance during 2009 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2010, Ms. Furlong received a bonus of $145,000 based upon the achievement of the financial goals described above and her individual performance objectives, which included improving the efficiency of our operations through process and organizational improvements, increasing centralization of ECGs, integrating ePRO into the cardiac safety operations and selected areas of strategic development. Also based upon the compensation committee’s and the board’s review of the Exequity analysis and her performance, we awarded Ms. Furlong a grant of 30,104 stock options valued at $2.89 per share, or a total of $87,148, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 14,380 shares of restricted stock valued at $6.05 per share, or a total of $86,999, at the time of grant based upon the closing price of our common stock on the date of grant.

Mr. Devine was our Executive Vice President and Chief Information Officer for the year ended December 31, 2010. At the beginning of the year, Mr. Devine received a discretionary increase of 8.8% from his 2009 salary which increased his 2010 salary to $275,000. This increase was based upon a review of the Exequity analysis and Mr. Devine’s performance during 2009 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2010, Mr. Devine received a bonus of $137,500 based upon the achievement of the financial goals described above and his individual performance objectives, which included leading the technical integration in merger and acquisition activities, completing the requirements and design phase of an ePRO capability integrated with EXPERT 2, launching an enterprise portal, and coordinating requirements related to ECG algorithms and highly automated workflows. Also based upon the compensation committee’s and the board’s review of the Exequity analysis and his performance, we awarded Mr. Devine a grant of 28,547 stock options valued at $2.89 per share, or a total of $82,641, at the time of the grant based upon the Black-Scholes valuation method, and a grant of 13,636 shares of restricted stock valued at $6.05 per share, or a total of $82,498, at the time of grant based upon the closing price of our common stock on the date of grant.

Impact of Compensation Policies on Risk Management

Our compensation committee reviewed our compensation policies and practices for our employees and concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal Year-End

The table below provides certain information with respect to equity awards held by our named executive officers at December 31, 2010.

	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock That	Units of
	Unexercised	Unexercised	Option	Option	Have Not	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(1)	Price ($/sh)	Date	(#)(1)	Vested($)

Joel Morganroth, MD	90,000	—	$6.29	4/22/2013	20,661	$151,858
	37,500	—	$22.09	2/9/2014
	30,000	—	$15.46	2/14/2012
	30,000	—	$14.70	2/10/2013
	22,500	7,500	$7.41	2/23/2014
	15,000	15,000	$12.00	2/28/2015
	17,500	52,500	$4.60	3/2/2016
	—	43,253	$6.05	2/26/2017
Michael J. McKelvey, Ph.D(2)	150,000	—	$8.51	3/21/2011
	37,500	—	$7.41	3/21/2011
	60,000	—	$12.00	3/21/2011
	56,250	—	$4.60	3/21/2011
Keith D. Schneck	50,000	50,000	$14.52	7/28/2018	18,514	$136,078
	18,750	56,250	$4.60	3/2/2016
	—	38,759	$6.05	2/26/2017
Jeffrey S. Litwin, MD	73,750	—	$1.69	12/20/2011	17,414	$127,993
	52,500	—	$6.29	4/22/2013
	27,001	—	$22.09	2/9/2014
	20,000	—	$15.46	2/14/2012
	20,000	—	$14.70	2/10/2013
	15,000	5,000	$7.41	2/23/2014
	12,500	12,500	$12.00	2/28/2015
	12,500	37,500	$4.60	3/2/2016
	—	36,456	$6.05	2/26/2017
Amy Furlong	5,625	—	$3.01	7/23/2012	14,380	$105,693
	11,250	—	$6.29	4/22/2013
	20,250	—	$22.09	2/9/2014
	20,000	—	$15.46	2/14/2012
	20,000	—	$14.70	2/10/2013
	15,000	5,000	$7.41	2/23/2014
	20,000	12,500	$12.00	2/28/2015
	12,500	37,500	$4.60	3/2/2016
	—	30,104	$6.05	2/26/2017

	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock That	Units of
	Unexercised	Unexercised	Option	Option	Have Not	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(1)	Price ($/sh)	Date	(#)(1)	Vested($)

Thomas P. Devine	17,375	—	$4.21	10/22/2012	13,636	$100,225
	43,688	—	$6.29	4/22/2013
	27,000	—	$22.09	2/9/2014
	20,000	—	$15.46	2/14/2012
	20,000	—	$14.70	2/10/2013
	15,000	5,000	$7.41	2/23/2014
	20,000	12,500	$12.00	2/28/2018
	12,500	37,500	$4.60	3/2/2016
	—	28,547	$6.05	2/26/2017

(1)	All options become exercisable over four years, in equal annual increments beginning one year after the date of each grant, with the exception of the grant of 10,000 options to Dr. McKelvey at $12.00 per share and 7,500 options to Ms. Furlong and Mr. Devine at $12.00 per share which became exercisable in full one year after the date of grant. All restricted stock vests over four years, in equal annual increments beginning one year after the date of grant. The vesting of all options and restricted stock are contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the Amended and Restated 2003 Equity Incentive Plan.

(2)	As of result of Dr. McKelvey’s retirement on December 21, 2010, 347,080 unvested options expired and the options that were vested on that date will remain exercisable only until March 21, 2011.

Option Exercises

The following table provides certain information with respect to stock options exercised by our named executive officers during 2010.

Option Awards
Number of Shares
	Acquired	Value Realized
Name	On Exercise (#)	On Exercise ($)(1)

Joel Morganroth, MD	—	$—
Michael J. McKelvey, Ph.D	—	$—
Keith D. Schneck	—	$—
Jeffrey S. Litwin, MD	9,000	$63,630
Amy Furlong	—	$—
Thomas P. Devine	—	$—

(1)	Value realized equals the fair market value of the shares on the date of exercise less the exercise price.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers under which we may be obligated to pay certain severance and other benefits under certain circumstances following termination of employment or changes of control of our Company.

For the named executive officers, the agreements provide two potential benefits: one payable in connection with terminations upon death or disability or other than for cause, and one payable under certain circumstances in connection with a change of control of our Company.

Termination Upon Death or Disability or Other than For Cause.  If any such officer’s employment is terminated upon death or disability or other than for cause, he or she will be entitled to a lump sum cash payment equal to 100% of his or her then-applicable base salary plus bonus, if any, together with continuation of benefits for one year, with the exception of Dr. Morganroth who is not entitled to continuation of benefits.

For purposes of these provisions, including the change of control benefits discussed below, “benefits” means our standard health, dental and vision insurance benefits as in force at the time the benefit is calculated through COBRA, if elected, all of which are subject to applicable premium co-payments, together with the executive’s automobile allowance. In addition, any bonus is calculated as if the executive’s entire bonus opportunity was achieved and then pro-rated based on the number of days of service during the applicable incentive period.

Change of Control.  Upon a change of control in our Company, the named executive officers are entitled to certain benefits only if one of two additional criteria is satisfied:

•	the executive is terminated other than for cause within 12 months of the change of control; or

•	the executive resigns within six months after the change of control because neither we nor the other party to the change of control transaction (the “Buyer”) offers the executive a position with comparable responsibilities, authority, location and compensation.

For purposes of these provisions, a change of control means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of our assets, in each case within the meaning of Treasury Regulation § 1.409A-3(i)(5).

Under those circumstances, each such executive would be entitled to the same entitlements as if terminated upon death or disability or other than for cause, plus we are further obligated to accelerate vesting of the executive’s stock options, such that all stock options held by each executive immediately prior to the date of the change of control shall become exercisable in full as of the date of the change of control. In addition, any restrictions with respect to any restricted stock or restricted stock units granted to the executive under the Company’s equity incentive plans shall lapse and any conditions applicable to any long-term performance award or performance shares granted to the executive under such plans shall be terminated.

Conditions on Payment.  Each named executive officer’s agreement includes a customary confidentiality covenant that survives termination of service together with a one-year (two-year for Dr. Morganroth) noninterference and nonsolicitation covenant with respect to vendors, customers, suppliers, employees and agents of our Company and a one-year (two-year for Dr. Morganroth) covenant not to compete with us in the United States or in any foreign country in which any customer to which we are providing services or technology is located. Under the terms of the agreements, any breach of these covenants results in the forfeiture of any payments we may be obligated to make as described above after the occurrence of the breach.

Tabular Presentation

The table below reflects the amount of compensation to each of our named executive officers in the event they become entitled to the benefits described above. The amounts shown assume that they became entitled to such benefits effective as of December 31, 2010. The amounts shown also assume that the criteria for earning a change of control benefit were satisfied as of December 31, 2010.

		Acceleration of
	Cash	Stock Options	Restricted Stock		401K Plan	Automobile
Name	Payment ($)	($)(1)	($)(1)	Insurance ($)	Match ($)	Allowance ($)

Joel Morganroth, MD
Termination on death,
disability or other than for cause	$712,500	$—	$—	$—	$—	$—
Termination on change of control	$712,500	$200,604	$151,858	$—	$—	$—
Keith D. Schneck
Termination on death,
disability or other than for cause	$436,849	$—	$—	$13,965	$7,350	$9,240
Termination on change of control	$436,849	$205,074	$136,078	$13,965	$7,350	$9,240
Jeffrey S. Litwin, MD
Termination on death,
disability or other than for cause	$518,005	$—	$—	$14,219	$7,350	$9,240
Termination on change of control	$518,005	$150,518	$127,993	$14,219	$7,350	$9,240
Amy Furlong
Termination on death,
disability or other than for cause	$435,000	$—	$—	$9,265	$7,350	$9,240
Termination on change of control	$435,000	$142,260	$105,693	$9,265	$7,350	$9,240
Thomas P. Devine
Termination on death,
disability or other than for cause	$412,500	$—	$—	$14,219	$7,350	$9,240
Termination on change of control	$412,500	$140,236	$100,225	$14,219	$7,350	$9,240

(1)	This value was calculated based on the difference between the closing price of the underlying stock at December 31, 2010 and the exercise price of the applicable stock option or the fair value of the restricted stock grant, respectively, multiplied by the number of unvested options or shares of restricted stock that first would have become vested on December 31, 2010 as a result of this benefit.

Director Compensation

We do not compensate any director who is either (a) one of our employees, (b) the beneficial owner of 10% or more of our outstanding common stock (a “Significant Holder”) or (c) a stockholder, member or partner of any entity which itself is a Significant Holder.

In 2008, the compensation committee engaged Hay Group to review our director compensation. As a result of Hay Group’s review, director compensation was increased effective April 2009. The cash portion of director compensation remained the same for 2010. In 2010, each eligible director received a fee of $2,000 for each board meeting attended and $1,000 for each committee meeting attended. An annual retainer of $25,000 was paid to each eligible director. An annual retainer of $10,000 was paid to the chairman of our audit committee and $5,000 each to the chairmen of our governance and nominating and our compensation committees.

In 2010, each “outside director” (as defined), with the exception of Mr. Besier, received an option grant to purchase 9,212 shares of common stock and a restricted stock grant of 4,410 shares. Mr. Besier, who was elected as a director in December 2010 by the board of directors at the recommendation of the governance and nominating committee, received an option grant to purchase 11,130 shares of common stock and a grant of 5,337 shares of restricted stock upon his election. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and providing other services as a director.

The table below summarizes the compensation paid by us to our directors who are not named executive officers for the fiscal year ended December 31, 2010.

Director Compensation

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name(1)	($)	($)(2)	($)(2)	($)

Klaus P. Besier	$3,715	$32,502	$32,522	$68,739
Sheldon M. Bonovitz	$48,000	$32,502	$32,501	$113,003
Michael F. DeMane	$54,000	$32,502	$32,501	$119,003
Gerald A. Faich, MD, MPH	$38,000	$32,502	$32,501	$103,003
Elam M. Hitchner	$67,000	$32,502	$32,501	$132,003
Stephen S. Phillips	$53,000	$32,502	$32,501	$118,003
Stephen M. Scheppman	$54,000	$32,502	$32,501	$119,003

(1)	Neither Joel Morganroth, MD nor Michael J. McKelvey, Ph.D was included in this table because they were employees during 2010 during the time they served on the board of directors and thus received no compensation for their service as a director. All compensation received by Drs. Morganroth and McKelvey as employees, including Dr. McKelvey’s retirement benefits, and by Dr. Morganroth’s professional corporation pursuant to its consulting agreement with us is shown in the Summary Compensation Table. See “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718. See note 1 to our consolidated financial statements included in the 2010 Annual Report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards. As of December 31, 2010, each individual listed in the table had the following number of options and shares of restricted stock outstanding:

	Outstanding	Outstanding
	Options	Restricted Stock
Name	(#)	(#)

Klaus P. Besier	11,130	5,337
Sheldon M. Bonovitz	106,212	4,410
Michael F. DeMane	41,212	4,410
Gerald A. Faich, MD, MPH	54,212	4,410
Elam M. Hitchner	86,212	4,410
Stephen S. Phillips	131,212	4,410
Stephen M. Scheppman	61,212	4,410

RELATED PARTY TRANSACTIONS

Under the terms of the charter of our audit committee, we require prior audit committee approval of all related party transactions because we recognize that they present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. We review for items in which an employee may be a related party. Our Code of Ethics and Business Conduct defines related parties to include the following: an organization of which an employee of the Company is an officer or partner; the employee is a beneficial owner of ten percent (10%) or more; any trust in which the employee has a substantial interest, or serves as a trustee or in a similar fiduciary capacity; and any immediate family member of an employee who may significantly influence or be influenced by a business transaction with an organization of which he or she is an officer, director or partner. Such proposed transactions require disclosure to and approval of an executive officer or director and the audit committee. The audit committee reviews for related party transactions at each of its quarterly meetings.

Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided by Joel Morganroth, MD, our Chairman and Chief Scientific Officer. We have retained Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth, to provide these and other services related to the successful operation, marketing and business development of our Cardiac Safety division, which include consulting services that Dr. Morganroth’s professional corporation provides for us to our clients for which he received 80% of the net revenues we recognize for such services to our clients. This professional corporation received fees for these services of $1,228,300 for 2010. The consulting agreement continues on a year to year basis unless terminated. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of Individual Named Executive Officers” for more information about Dr. Morganroth’s consulting agreement.

During 2010, Messrs. Bonovitz and Hitchner, two of our directors, was the Chairman Emeritus of and counsel to Duane Morris LLP and consultant to Pepper Hamilton LLP, respectively, each of which performs legal services for us. We paid $351,000 and $526,000 in fees to Duane Morris LLP and Pepper Hamilton LLP, respectively, for their services performed for us in 2010.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our audit committee has designated KPMG LLP to be our independent registered public accountants for the year ending December 31, 2011. Our board of directors will offer a resolution at our annual meeting to ratify this designation. KPMG LLP has served as our independent registered public accountants since July 2002. Our organizational documents do not require that our stockholders ratify the selection of KPMG LLP as our independent registered public accountants. We are doing so because our board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the selection, our audit committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified, our audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and entitled to vote at the annual meeting. OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2011. We anticipate that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

AUDIT AND NON-AUDIT FEES

General

During 2009 and 2010, we retained KPMG LLP to provide professional services in the following categories and amounts:

	2009	2010

Audit fees	$545,800	$878,300
Audit-related fees	—	345,200

Audit and audit-related fees	545,800	1,223,500
Tax fees	207,900	578,300
All other fees	—	—

Total fees	$753,700	$1,801,800

Audit fees for 2009 and 2010 include fees incurred for professional services rendered in connection with the audit of our consolidated financial statements for the years ended December 31, 2009 and 2010 that are customary under auditing standards generally accepted in the United States or that are customary for the purpose of rendering an opinion on the consolidated financial statements, and for the review of the consolidated financial statements included in the quarterly reports on Form 10-Q required to be filed during fiscal years 2009 and 2010. In addition, audit fees for 2009 and 2010 include fees incurred for professional services rendered in connection with the audit of our internal control over financial reporting and, in 2010, audit fees also included audit procedures over the acquisition of RS. In 2010, audit-related fees were for due diligence work associated with our acquisition of RS. In 2009 and 2010, tax fees consisted of federal, state and local tax return preparation, assistance with tax audits performed by the regulatory tax authorities in the US and UK and related tax planning consulting.

Our audit committee has considered all of the above services performed by KPMG LLP and has determined that the provision thereof is compatible with maintaining auditor independence. All services rendered by KPMG LLP were permissible under applicable laws and regulations and were pre-approved by our audit committee. In accordance with its charter, our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accountants. In addition, it is our audit committee’s procedure to approve any engagement or accounting project involving the independent registered public accountants, and the related fees, prior to commencement of the engagement or project.

Audit Committee Report on Audited Consolidated Financial Statements

The audit committee of our board of directors assists our board with the oversight of our system of internal control, integrity of financial reporting, adequacy of disclosures and compliance with legal and regulatory requirements. Our audit committee is directly responsible for the engagement, compensation, oversight and evaluation of our independent registered public accountants and, once retained, consults with and reviews recommendations made by our independent registered public accountants with respect to our consolidated financial statements, financial records and financial controls.

Accordingly, our audit committee has (i) reviewed and discussed our audited consolidated financial statements with management and our independent registered public accountants; (ii) discussed with our independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees); (iii) received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our independent registered public accountants its independence from management and us, including the matters in the written disclosures required by the Independence Standards Board. Our audit committee also discussed with our independent registered public accountants the overall scope and plans for our audit. Our audit committee met both separately and jointly with management and our independent registered public accountants to discuss the results of our accountants’ examination, their evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Based on the review and discussions referred to above, and subject to the limitations of its role, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010.

This report of our audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other ERT filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Stephen M. Scheppmann (Chair)
Michael F. DeMane
Elam H. Hitchner

PROPOSAL TO APPROVE AN AMENDMENT TO OUR
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
(Proposal No. 3)

At the Annual Meeting, our stockholders will be asked to approve an amendment (the “Amendment”) to our Amended and Restated 2003 Equity Incentive Plan (“Plan”), in order to reserve an additional 3,500,000 shares of common stock for issuance thereunder. The Plan was originally approved by our Board of Directors in March 2003 on the recommendation of the compensation committee and by our stockholders at the 2003 Annual Meeting and thereafter amended by our Board of Directors in February 2007 on the recommendation of the compensation committee and by our stockholders at the 2007 Annual Meeting.

Description of the Plan

Purpose

The purpose of the Plan is to provide a means by which certain employees and directors of, and others providing services to or having a relationship with, the Company and its subsidiaries may be given an opportunity to acquire shares of our common stock or otherwise receive compensation based on the value of such shares. The Plan is intended to promote our interests by encouraging stock ownership on the part of such individuals, by enabling us and our subsidiaries to secure and retain the services of highly qualified persons and by providing such individuals with an additional incentive to advance the success of ERT and our subsidiaries.

Administration

The Plan is administered by our compensation committee. Our compensation committee has full and final authority, in its sole discretion, to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the people to whom awards shall be granted under the Plan; to determine the type of awards to be made and the amount, size and terms of each such award; to determine when an award shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan. The compensation committee may also establish subplans under the Plan to the extent it determines it necessary or appropriate to conform to the applicable requirements of jurisdictions other than the United States in order to achieve the material purposes of making awards in those jurisdictions. Notwithstanding the foregoing, our board of directors may, in its discretion, itself exercise the authority granted under the Plan to the compensation committee. The members of the compensation committee must be Non-Employee Directors (within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act or any successor provision thereto) and “outside directors” within the meaning of Treasury Regulation § 1.162-27(e)(3).

Eligibility

Persons eligible to receive awards under the Plan are limited to the directors and such employees and other individuals who provide services to or otherwise have a relationship with us or our subsidiaries as the compensation committee determines from time to time.

Awards Under the Plan

Options

The terms of options granted under the Plan are determined by the compensation committee at the time of granting an option. Each option granted under the Plan is evidenced by a written stock option award letter from us and is subject to the following terms and conditions.

Exercise of Options.  The compensation committee determines on the date of grant when options granted under the Plan become exercisable. Unless otherwise determined by the compensation committee in its sole discretion and no option is exercisable until the expiration of at least six months from the date of grant. An option is exercisable by giving us written notice of exercise specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option award letter but may include cash, shares of our common stock

(including shares of common stock issuable upon the exercise of the option) or any combination thereof as determined by the compensation committee.

Exercise Price.  The exercise price of options granted under the Plan is determined by the compensation committee. The exercise price of options may not be less than 100% of the fair market value of the common stock on the date of grant. However, in the case of incentive options granted to an optionee who owns more than 10% of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value of the common stock on the date of grant. For so long as our common stock is listed on the Nasdaq Global Select Market or another stock exchange, the fair market value per share will be the closing price on such market or exchange on the date of grant or, if such date is not a business day, on the immediately preceding business day. Without stockholder approval, and except for equitable adjustments in connection with any stock split, stock dividend, combination or other reclassification of our common stock, the compensation committee may not: (i) reduce the exercise price of any option after it is granted; (ii) cancel any option at a time when the exercise price exceeds the fair market value of our common stock in exchange for another option or other award under the Plan except as permitted by the Plan in connection with a merger, acquisition, spin-off or similar transaction or (iii) take any other action that could be treated as a repricing of the option under accounting principles generally accepted in the United States.

Termination of Employment.  If an optionee ceases to serve as our employee or that of our subsidiary for any reason other than death or disability, options may be exercised within three months (or such other period of time as is determined by the compensation committee) after such termination, but only to the extent that the options were exercisable on the date of termination.

Death or Disability.  Upon the death or disability of an optionee, options may be exercised by the optionee or his successor or estate within one year (or such other period of time as is determined by the compensation committee) from the date of death or disability, but only to the extent that the options were exercisable on such date.

Term and Termination of Options.  Options expire on the date determined by the compensation committee as set forth in the award letter, but no option will be exercisable after ten years from the date of grant. An Incentive Option granted to an optionee who owns more than 10% of the voting power of all classes of our stock may not have a term of more than five years. No option may be exercised by any person after the expiration of its term.

Limitation on Transferability.  No option granted under the Plan may be transferred other than by will or the laws of descent and distribution. During the optionee’s lifetime, each option will be exercisable only by the optionee or any permitted transferee.

Acceleration of Options.  In the event of a proposed sale of all or substantially all of our assets, or the merger of us into another corporation, in the discretion of the compensation committee, outstanding options may become immediately exercisable in full. The compensation committee may, in its discretion in such instances, declare that any outstanding option will terminate as of a date fixed by the compensation committee and give each optionee the right to exercise his option as to all shares subject to the Option.

Other Provisions.  The option award letters may contain such other terms, provisions and conditions not inconsistent with the terms of the Plan as may be determined by the compensation committee.

Stock Appreciation Rights

A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock over the initial exercise price between the date of grant and the exercise date, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the compensation committee. Each award of stock appreciation rights is evidenced by an award letter specifying the terms and conditions of the award. The compensation committee determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights, including the number of shares granted pursuant to a stock appreciation right. After termination of service, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award letter. In no event will a stock appreciation right be exercisable after the expiration of its term.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units are awards of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee may impose whatever conditions to vesting it determines to be appropriate including, if determined desirable for the award to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, that the restricted stock will vest based on the achievement of performance goals. Each award of restricted stock or restricted stock unit is evidenced by an award letter specifying the terms and conditions of the award. The compensation committee will determine the number of shares of restricted stock or restricted stock units granted to any participant. Unless the compensation committee determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability. The compensation committee will determine the extent, if any, to which, and the conditions under which, a holder of restricted stock or restricted stock unit shall have the right to vote such shares or receive any dividends or other distributions paid on shares of our common stock.

Long-Term Performance Awards

Long-term performance awards are awards that will result in payment of cash and/or shares of our common stock only if performance goals established by the compensation committee over not less than a two-year period are achieved. The compensation committee will determine the nature, length and starting date of each performance period as well as the performance objectives to be used in making such awards, which may be based on company, business unit or individual performance, or any combination thereof. The compensation committee also determines the dollar value or number of shares to which a participant may be entitled under a long-term performance award, except that no participant shall be granted a long-term performance award with a value in excess of $1,000,000 (determined in the case of awards payable in shares of our common stock at the time the award is granted) for the performance period to which the award relates. The compensation committee may revise the performance objectives and/or underlying factors and criteria applicable to any long-term performance award in the event of special or unusual events or circumstances affecting the application of one or more performance objectives to an award, to the extent it deems appropriate in its sole discretion to avoid unintended windfalls or hardship. The compensation committee shall have the discretion to determine the extent, if any, to which a participant is entitled to receive any payment with respect to a long-term performance award if the participant’s service terminates prior to the expiration of the applicable performance period.

Performance Shares

Performance shares are awards that will result in a payment to a participant only if performance goals established by the compensation committee are achieved or the awards otherwise vest. The compensation committee will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. The performance goals may be based upon the achievement of company, business unit or individual goals (including solely continued service), or other basis determined by the compensation committee. Payment for performance shares shall be made in shares of our common stock with equivalent value, as determined by the compensation committee. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The compensation committee also determines the number of performance shares granted to any participant and the performance period with respect to each award. Each performance share is evidenced by an award letter, and is subject to the terms and conditions determined by the compensation committee. The compensation committee shall have the discretion to determine the extent, if any, to which a participant is entitled to receive any performance shares if the participant’s service terminates prior to the expiration of the applicable performance period.

Qualified Performance-Based Compensation

The compensation committee may determine that awards of stock appreciation rights, restricted stock, restricted stock unit, long-term performance awards and/or performance shares are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The compensation committee will establish the criterion or criteria and target(s) on which performance will be measured. The compensation committee must establish objectively determinable criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the compensation committee may use for this purpose will include one or more of the following: pre- or after-tax net earnings, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, gross or net profit margin, earnings per share, price per share, market share or strategic business criteria consisting of one or more Company objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, product development goals, goals relating to acquisitions or divestitures or any other objective measure derived from any of the foregoing criteria. The performance goals may relate to the performance of the individual participant, his or her business unit or the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among participants.

Federal Income Tax Consequences

The following description, which is based on existing laws, set forth certain of the federal income tax consequences of awards under the Plan.

Options

An optionee will not have taxable income upon the grant of an option. In the case of nonqualified options, the optionee will recognize ordinary income upon the exercise of the option in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. The optionee’s tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently one year. The optionee’s holding period for shares acquired upon exercise will begin on the date of exercise.

An optionee who receives incentive options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread between the exercise price of an incentive option and the fair market value of the common stock on the date of exercise will be an item of tax preference, which may give rise to alternative minimum tax liability. If the optionee does not dispose of the shares before the date that is at least two years from the date of grant and at least one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. If, within two years from the date of grant or one year from the date of exercise, the holder of shares acquired upon exercise of an incentive option disposes of the shares (a “Disqualifying Disposition”), the optionee will generally realize ordinary income at the time of the Disqualifying Disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the Disqualifying Disposition.

If the purchase price upon exercise of an option is paid with shares already owned by the optionee, generally no gain or loss will be recognized with respect to the shares used for payment, and the additional shares received will be taxed as described herein. However, if payment of the purchase price upon exercise of an incentive option is made with shares acquired upon exercise of an incentive option before the shares used for payment have been held for the two-year and one-year periods described above, use of such shares as payment will be treated as a Disqualifying Disposition as described above.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Unit, Long-Term Performance Awards and Performance Shares

A participant generally will not have taxable income at the time a grant of restricted stock, a restricted stock unit, a long-term performance award or performance shares is made. Instead, he or she will recognize ordinary income in the first taxable year in which his interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of any such award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any amount paid for the shares) on the date the award is granted.

Tax Consequences to the Company

We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of our other four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan and setting limits on the number of awards that any individual may receive per year. The Plan has been designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

New Plan Benefits

No determination has been made with respect to future recipients of awards under the Plan and it is not possible to specify the names or positions of the individuals to whom awards may be granted in the future or the number of shares of common stock to which such awards will relate.

Amendment and Termination

The compensation committee may terminate or amend the Plan at any time, except that without stockholder approval the compensation committee may not increase the maximum number of shares which may be issued under the Plan, extend the maximum period during which any award may be exercised, extend the term of the Plan, amend the employees or classes of employees eligible to receive awards under the Plan, change the minimum Option price or approve any other amendment which would require stockholder approval pursuant to Treasury Regulations Section 1.162-27(e)(4)(vi). The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect the participant’s rights under an award previously granted. The Plan terminates upon the earlier of April 21, 2013 or the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of awards granted under the Plan.

Proposed Amendment

As of March 2, 2011, a total of 7,318,625 shares of our common stock were authorized for issuance under the Plan, of which 1,076,460 shares have been issued and 5,547,205 shares are subject to outstanding option grants, leaving 694,960 shares remaining available for additional awards. Our compensation committee and our board of directors believe that the number of shares remaining available for additional awards will be insufficient to achieve the purpose of the Plan over its remaining term unless the additional shares are authorized. The amendment, if approved at the Annual Meeting, will reserve an additional 3,500,000 shares of common stock for issuance under the Plan, bringing the total shares of common stock authorized for issuance under the Plan to 10,825,000, of which

4,194,960 shares would be available for additional awards in addition to any shares that become available as a result of the expiration of outstanding options or the forfeiture of any restricted stock awards. Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and voting at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 4)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to cast an advisory (non-binding) vote on the compensation of our named executive officers as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As stated in the section of this Proxy Statement headed “Compensation Discussion and Analysis,” our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase stockholder value, while at the same time making the most efficient use of stockholder resources. To this end, the compensation philosophy puts a strong emphasis on pay for performance, to correlate the long-term growth of stockholder value with management’s most significant compensation opportunities.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay,” gives our stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.”

Adoption of this resolution will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Brokers and other nominee holders do not have discretion to vote uninstructed shares with respect to this Proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares. As a result, abstentions and broker non-votes will have the same effect as votes against the proposal.

This “say-on-pay” vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. However, our compensation committee and board of directors value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation as disclosed in this Proxy Statement, they will consider the stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATON DISCLOSURE RULES (WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE NARRATIVE DISCLOSURES THAT ACCOMPANY THE COMPENSATION TABLES).

RECOMMENDATION, BY ADVISORY VOTE, OF THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES
ON EXECUTIVE COMPENSATION
(Proposal No. 5)

As described in Proposal 4 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our named executive officers. The advisory vote on executive compensation described in

Proposal 4 is commonly referred to as a “say-on-pay” vote. The Dodd-Frank Act also enables our stockholders to recommend how frequently we should seek this advisory (non-binding) “say-on-pay” vote.

This Proposal 5 affords stockholders the opportunity to cast an advisory (non-binding) vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). The proxy card provides our stockholders with the opportunity to choose among four alternatives with respect to this proposal (holding the vote every one, two or three years, or abstaining). The alternative that receives the greatest number of votes (holding the say-on-pay vote every one, two or three years) will be the frequency that stockholders choose. Brokers and other nominee holders do not have discretion to vote uninstructed shares with respect to this proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares. As a result, neither abstentions nor broker non-votes will be taken into account in determining the outcome of the voting on this proposal.

We are not making a recommendation on the frequency of holding a say-on-pay vote because we would like to consider the views of our stockholders before making a determination. The compensation committee, which makes recommendations to the full board of directors regarding our executive compensation program, and our board of directors value the opinions expressed by stockholders in this vote and will consider the outcome of this vote in making their decisions regarding the frequency of future advisory votes on our executive compensation.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION ON WHETHER THE SAY-ON-PAY ADVISORY VOTE SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in our proxy statement for our 2012 annual meeting of stockholders must deliver such proposal in writing to our Secretary at our principal executive offices at 1818 Market Street, Philadelphia, PA 19103 no later than November 12, 2011. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, the holders of proxies solicited by our board of directors in connection with the 2012 annual meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which we do not have notice on or before February 1, 2012.

OTHER MATTERS

Our board knows of no other matters that may be presented for action at the 2011 annual meeting. However, if any other matter properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

We urge you to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.

By order of our board of directors,

KEITH D. SCHNECK,
Executive Vice President, Chief Financial Officer
and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
eResearchTechnology, Inc.
April 28, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2011:
The Notice of Annual Meeting, proxy statement, annual report and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25241
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20330000000000000000 9	042810

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4 AND
MAKES NO RECOMMENDATION ON PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR BOTH NOMINEES	O O	Joel Morganroth, MD Stephen S. Phillips

☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES

☐	FOR BOTH EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, mark “FOR BOTH EXCEPT” and fill in the circle next to the nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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		FOR		AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants.	☐		☐	☐

		FOR		AGAINST	ABSTAIN
3.	Amendment to our Amended and Restated 2003 Equity Incentive Plan	☐		☐	☐

		FOR		AGAINST	ABSTAIN
4.	Advisory vote on executive compensation	☐		☐	☐

		1 YR	2 YR	3 YR	ABSTAIN
5.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

6.	In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PROXY	PROXY
eRESEARCHTECHNOLOGY, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY FOR HOLDERS OF COMMON STOCK

Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints JOEL MORGANROTH, MD and KEITH SCHNECK, or one of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of eResearchTechnology, Inc. to be held on April 28, 2011, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of eResearchTechnology, Inc. which the undersigned would be entitled to vote if personally present.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed on the reverse side; FOR ratification of KPMG LLP as independent registered public accountants; FOR the amendment to our Amended and Restated 2003 Equity Incentive Plan; FOR the proposal regarding an advisory vote on executive compensation; ABSTAIN on the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation; and in the discretion of the proxy holders on any other matter which comes before the meeting. This proxy may be revoked at any time prior to the time it is voted.
(Continued and to be signed on the reverse side.)

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